EXHIBIT 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3063 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Rod Bitz	Steve Wold
Phone: 952-351-3063	Phone: 952-351-3056
E-mail: rod_bitz@atk.com	E-mail: steve_wold@atk.com

ATK ANNOUNCES EARLY AN EXECUTIVE LEADERSHIP

SUCCESSION PLAN TO CONTINUE STRONG PERFORMANCE

PAUL DAVID MILLER TO CONTINUE AS CHAIRMAN;

DAN MURPHY TO BECOME CEO OCTOBER 1

Minneapolis, May 8, 2003 – The board of directors of ATK (Alliant Techsystems, NYSE:  ATK) has approved an executive leadership succession plan aimed at continuing the company’s strong performance.

Under the plan, Paul David Miller (PDM), chairman and chief executive officer, will retain his post as board chairman and will turn over his responsibilities as CEO to Dan Murphy on Oct. 1.  Murphy is currently group vice president, Precision Systems.  In a separate news release issued today, ATK announced that Murphy was elected to the board of directors on May 6.

“Throughout my career as both a military and business leader, I have always been committed to leaving an organization in a better position than when I took over – and to ensuring that the right leadership is in place to continue moving forward,” said PDM.  “This succession plan is a reflection of that commitment.  Over the past four years, ATK shareholders have benefited from revenue and earnings growth, strong cash flow, margin improvement, and market leadership positions gained through new products and acquisitions.  I asked Dan Murphy to join ATK three years ago – having worked with him in the past I know he has the vision, energy, and skills to lead this great company and continue our strong track record of exceptional performance.  Together we have formulated the precision systems growth strategy that will position ATK well for the future.”

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Murphy joined ATK in 2000 as president of ATK Tactical Systems in Rocket Center, W. Va., and was named group vice president, Precision Systems in early 2002, when the new business group was formed.  A graduate of the U.S. Naval Academy, he previously served as a naval officer for 30 years, attaining the rank of Vice Admiral.

PDM will continue to maintain an active role through fiscal year 2004.  He will work closely with the leadership team to ensure ATK does not skip a beat throughout the transition.  In addition, Murphy will be supported by the same experienced finance and operational team that has delivered ATK’s outstanding performance over these past years.

 “The entire leadership team shares a common goal:  to make ATK a key contributor in meeting our nation’s defense and space requirements,” said PDM.  “We believe strongly that this is a unique company solidly positioned in our chosen markets of aerospace, precision, and ammunition – and importantly a company prepared to meet the advanced warfighting needs of a military undergoing significant transformation.”

ATK is a $2.2 billion aerospace and defense company with strong positions in propulsion, composite structures, munitions, precision capabilities, and civil and sporting ammunition.  The company, which is headquartered in Edina, Minn., employs approximately 12,000 people and has three business groups:  Aerospace, Precision Systems, and Ammunition and Related Products.  ATK news and information can be found on the Internet at www.atk.com.

The forecasts, projections, and expectations for executive leadership's ability to continue to deliver strong performance and meet changing market requirements in this news release are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results, including unforeseen delays in NASA's Space Shuttle program, changes in governmental spending and budgetary policies, economic conditions, equity market returns, the company's competitive environment, the timing of awards and contracts, the outcome of contingencies, including litigation and environmental remediation, program performance, and sales projections, in addition to other factors identified in ATK's filings with the Securities and Exchange Commission.

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